PETMED EXPRESS, INC.

QUARTER ENDED JUNE 30, 2016

CONFERENCE CALL TRANSCRIPT

JULY 25, 2016 AT 8:30 A.M. ET

Operator:

Welcome to the PetMed Express Inc. doing business as 1-800-PetMeds Conference Call to review the Financial Results for the First Fiscal Quarter that ended on June 30, 2016.  At the request of the Company, this conference call is being recorded. Founded in 1996, 1-800-PetMeds is America’s largest pet pharmacy delivering prescription and non-prescription pet medications and other health products for dogs and cats direct to the consumer. 1-800-PetMeds markets its products through national television, online, direct mail, and print advertising campaigns, which direct consumers to order by phone or on the Internet and aim to increase the recognition of the PetMeds’ family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering, and rapid home delivery. At this time, I would like to turn the call over to the Company’s Chief Financial Officer, Mr. Bruce Rosenbloom. Sir you may begin.

Bruce Rosenbloom:

Thank you. I would like to welcome everybody here today. Before I turn the call over to Menderes Akdag, our President and Chief Executive Officer, I’d like to remind everyone that the first portion of this conference call will be listen-only until the question-and-answer session, which will be later in the call. Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance, or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now let me introduce today’s speaker, Mendo Akdag, the President and Chief Executive Officer of 1-800-PetMeds. Mendo.

Menderes Akdag:

Thank you, Bruce. Welcome everyone. Thank you for joining us. Today we will review the highlights of our financial results. We will compare our first fiscal quarter ended on June 30, 2016 to last year’s quarter ended on June 30, 2015.

For the first fiscal quarter ended on June 30, 2016, sales were $72.5 million compared to sales of $71.6 million for the same period the prior year, an increase of 1.2%. The increase was due to increases in new order sales. Our average order value was approximately the same, $82, for the quarter, compared to the same quarter last year.  For the first fiscal quarter, net income was $6.6 million, or $0.32 diluted per share compared to $5.8 million or $0.29 diluted per share for the same quarter last year, an increase to net income of 15%.

New order sales increased by 10% to $13.3 million for the quarter, compared to $12.1 million for the same quarter the prior year.  Reorder sales were slightly down to $59.2 million for the quarter, compared to reorder sales of $59.6 million for the same quarter last year. We acquired approximately 158,000 new customers in our first fiscal quarter, compared to 148,000 for the same period the prior year.

Approximately 82% of our sales were generated on our Website for the quarter, compared to 81% for the same period last year.  The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons with fall and winter being the off seasons.

For the first fiscal quarter, our gross profit as a percent of sales was 31.0%, compared to 32.1% for the same period a year ago. The decrease was due to increases in product costs on certain brands and additional discounts given to customers to increase sales.

Our general and administrative expenses, as a percent of sales, was slightly up to 8.4%, compared to 8.1% for the same period last year.

Exhibit 99.1 Page 1 of 4

We spent $5.8 million in advertising for the quarter, compared to $7.9 million for the same quarter the prior year, a decrease of about 27%. The advertising costs of acquiring a customer was approximately $37, compared to $53 for the same quarter the prior year. We were much more efficient compared to last year.

We had $44.3 million in cash and cash equivalents, and $27.0 million in inventory, with no debt as of June 30, 2016.  Net cash from operations for the quarter was $13.1 million, compared to $10.8 million for the same period last year.

This ends the financial review. Operator, we are ready to take questions.

Operator:

Thank you. If you would like to ask a question you may press Star followed by the number 1. Please record your name when prompted. You may cancel your request by pressing Star 2. Please stand by for our first question. Our first question is from Erin Wilson from Credit Suisse. Your line is open.

Erin Wilson:

Hi. Thanks for taking my question. What sort of visibility do you have on the advertising spending on a quarterly basis? Is this some sort of run rate that you expect going forward? It seems that the new strategies are working for you. How much lower can advertising spending go from here?

Mendo Akdag:

Our estimate is about – is going to be about 8% for the fiscal year. We discontinued some advertising that was not cost effective.

Erin Wilson:

Okay, and can you speak a little bit to your new strategies now? I guess what did you eliminate specifically, and from that advertising strategy that you mentioned? And what is the focus now from a strategy standpoint?

Mendo Akdag:

Mainly, we eliminated television advertising and we switched some dollars to online and print.

Erin Wilson:

Okay. Great, and the gross profit trend, I guess what’s the primary factors driving that? I guess its promotional activity, but what were you doing this year this quarter that you weren’t doing last year? And should that sort of trend reverse in the coming quarters?

Mendo Akdag:

Just more aggressive pricing.

Erin Wilson:

And how should we anticipate the quarterly progression of the gross margin trend?

Mendo Akdag:

We are anticipating continuing pressure on major brand margins but we may be able to make some of it up on the advertising line.

Erin Wilson:

Okay. Thank you.

Mendo Akdag:

You're welcome.

Operator:

Thank you. Our next question is from Anthony Lebiedzinski from Sidoti & Company. Your line is open.

Anthony Lebiedzinski:

Yes, good morning. Thank you for taking the question. So, Mendo, just to follow up as far as the advertising commentary, 8% of sales is I think what you expect. So I assume that your – that the quarterly variations will be there, you know, I guess in the off season. You probably will be able to spend more effectively, is that the right way to think about it?

Mendo Akdag:

Yes, the quarterly variations will continue. The 8% number I gave you was for the fiscal year.

Anthony Lebiedzinski:

Got it, okay, and, you know, as far as, you know, the gross margin so you talked about increase the discounting on your – on the branded products, can you give us a sense as to how some of your private labels are doing or generics, any sort of color in regards to those products would be helpful.

Mendo Akdag:

On generics the gross margins are much higher than for the brands if that’s what you’re asking.

Exhibit 99.1 Page 2 of 4

Anthony Lebiedzinski:

Well, yes, I do realize that, but can you talk about like what the sales trends you're seeing in those items?

Mendo Akdag:

Actually generic sales were down for the quarter compared to last year.

Anthony Lebiedzinski:

Any particular reason why you think that that was the case?

Mendo Akdag:

Well topical brand sales were down too, so it’s sort of following that trend.

Anthony Lebiedzinski:

Got it. Okay. And lastly, can you discuss the impact of weather, if anything, had on your business? I think the March quarter you guys talked about some pull-forward of demand because of the weather. So if you could just address that that’d be great.

Mendo Akdag:

We had unusually strong especially reorder sales and new order sales in the March quarter which might have taken away some sales from the June quarter.

Anthony Lebiedzinski:

Okay. All right, thank you very much.

Mendo Akdag:

You're welcome.

Operator:

Thank you. Once again, if you would like to ask a question you may press Star followed by the number 1. Please record your name when prompted. You may cancel your request by pressing Star 2. Please stand by for our next question. Our next question is from Mitch Bartlett from Craig-Hallum. Your line is open.

Mitch Bartlett:

Yes, good morning.

Mendo Akdag:

Good morning.

Mitch Bartlett:

So another very impressive quarter on advertising.

Mendo Akdag:

Thank you.

Mitch Bartlett:

Did you say in response to the previous question that you eliminated all TV-based advertising or just continued to reduce it?

Mendo Akdag:

Eliminated, yes, that’s what I said.

Mitch Bartlett:

Well, so you’re kind of the poster child for the efficiency of online versus TV? Just very impressive. And…

Mendo Akdag:

Thanks.

Mitch Bartlett:

And so your competitors haven’t duplicated this channel, or your specific approach, or are other competitors starting to mimic your advertising strategies, or anything you can talk about on that?

Mendo Akdag:

They have been, so they have been for a while now. So I wouldn’t say they didn’t, except television.

Mitch Bartlett:

Okay, and do you see the trend longer term? I know you’ve kind of answered this already but longer trend of continuing to maybe give more on price as an alternative to advertising? So over a three, five-year period could we see more gross margin erosion, and better efficiency on the advertising line like you’ve seen over the last few years?

Mendo Akdag:

Probably, yes, the market is more competitive so we have – pricewise we have to be competitive. And with our more aggressive pricing had a positive impact on our – especially on our new order sales.

Mitch Bartlett:

Very good. Thank you.

Mendo Akdag:

You're welcome.

Exhibit 99.1 Page 3 of 4

Operator:

Thank you. Our next question is from Erin Wilson from Credit Suisse. Your line is open.

Erin Wilson:

Hi. Can you speak to potential kind of relationships with companies such as VetSource – is that helping or potentially hurting you from a competitive standpoint?

Mendo Akdag:

We’re not coming across them so our guess is that it’s not impacting us either way.

Erin Wilson:

And can you speak to the dynamics across the flea and tick or parasiticide market with the proliferation of new prescription only medications? You mentioned the topicals were down I guess as expected. But anything else you could comment about the underlying health of that industry for you?

Mendo Akdag:

There are new products. There are new pills coming into the market, and the pills section is growing.

Erin Wilson:

Do you have access to those?

Mendo Akdag:

Yes, we do.

Erin Wilson:

Okay. All right, thank you.

Mendo Akdag:

You're welcome.

Operator:

Thank you. Our next question is from Michael Kupinski from Noble Financial. Your line is open.

Michael Kupinski:

Thanks for taking the question. Going back to the question about advertising, many companies have used more of an omni approach to their advertising and in the case of television, you know, tends to kind of keep the brand awareness out there. Was wondering if by eliminating television, have you determined that you would not go back to television, or do you think that at some point you could, you know, kind of reemerge a program at least to keep some advertising on television?

Mendo Akdag:

At some point we may go back. We’re going to follow the data so we may test some and see what kind of results we get and continue accordingly.

Michael Kupinski:

Okay, that’s all I had. Thank you.

Mendo Akdag:

You're welcome.

Operator:

Thank you. Our next question is from Mitch Bartlett from Craig-Hallum. Your line is open.

Mitch Bartlett:

Yes, sorry I forgot to ask the most important follow-on on the advertising efficiency. So if it is so efficient, why not spend more? Why not double down? Why not…what is the size of these channels that you can access? Are they enough to put considerable resources behind?

Mendo Akdag:

Well, we’re maximizing the most cost effective advertising, so we're already doing that.

Mitch Bartlett:

If you were to increase your advertising by 30%, 40%, would the cost of customer acquisition spike pretty dramatically?

Mendo Akdag:

Most likely, yes.

Mitch Bartlett:

Thank you very much.

Mendo Akdag:

You're welcome.

Operator:

That’s our last question. I would like to turn the call over back to Mr. Mendo Akdag.

Mendo Akdag:

Thank you. We’re currently preparing to move into our new corporate headquarters and distribution center, which is expected to occur in our third fiscal quarter. This wraps up today’s conference call. Thank you for joining us. Operator, this ends the conference call.

Exhibit 99.1 Page 4 of 4